AMENDMENT TO FUND PARTICIPATION AGREEMENT

(Institutional Shares)

THIS AMENDMENT TO FUND PARTICIPATION AGREEMENT is made as of this 16th day of January, 2013, by and among Janus Aspen Series (the “Fund”), Janus Capital Management LLC, successor-in-interest to Janus Capital Corporation (the “Adviser”), and Great-West Life & Annuity Insurance Company (“GWL&A”) (collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Parties entered into to a Fund Participation Agreement dated June 1, 1998, as amended (the “Agreement”); and

WHEREAS, the Parties desire to add additional GWL&A separate accounts to the Agreement; and

WHEREAS, the Parties to the Agreement desire to amend the Agreement further as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby amend the Agreement as follows:

1.	Schedule A is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

2.	Schedule B is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

3.	The following shall be added to the end of Article I:

“1.11 (a)     All orders accepted by GWL&A shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. GWL&A shall use its commercially reasonable best efforts, and shall reasonably cooperate with, the Fund to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing. GWL&A acknowledges that orders accepted by it in violation of the Fund’s stated policies may be subsequently revoked or cancelled by the Fund and that the Fund shall not be responsible for any losses incurred by GWL&A or Contract or Account as a result of such cancellation. The Fund or its agent shall notify GWL&A of such cancellation prior to 12:00 p.m. Eastern time on the next following Business Day after any such cancellation.

(b)     In addition, GWL&A acknowledges that the Fund has the right to refuse any purchase order for any reason, particularly if the Funds determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors.

1.12.     GWL&A certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis. As evidence of its compliance, GWL&A shall:

(a)     upon reasonable notice and during normal business hours, permit the Fund or its agent to audit its operations no more frequently than annually, as well as any books and records preserved in connection with its provision of services under this Agreement;

(b)     provide the Fund with the results of a Statement on Auditing Standards No. 70 (SAS 70) review or similar report of independent auditors as soon as practicable following execution of this Agreement; or

(c)     upon reasonable request from the Fund, provide annual certification to the Fund or its affiliate that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.”

4.	The following shall be added to the end of Article II:

“2.10     GWL&A is in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. GWL&A further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

2.11     GWL&A is a “financial intermediary” as defined by Rule 22c-2 of the 1940 Act (the “Rule”), and has entered into an appropriate agreement with the Fund or one of its affiliates pursuant to the requirements of The Rule.”

5.	Article XI shall be revised as follows:

“If to the Fund:

Janus Aspen Series

151 Detroit Street

Denver, CO 80206

Attn: Chief Legal Counsel

If to GWL&A:

Great-West Life & Annuity Insurance Company

8515 E. Orchard Road

Greenwood Village, CO, 80111

Attn: Chief Legal Counsel

If to the Adviser:

Janus Capital Management LLC

151 Detroit Street

Denver, CO 80206

Attn: General Counsel”

6.	All other provisions of the Agreement shall remain in full force and effect.

7.	The Agreement, as supplemented by this Amendment, is ratified and confirmed.

8.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

GREAT-WEST LIFE AND ANNUITY INSURANCE COMPANY

By its authorized officer,

By:	/s/ Ron Laeyendecker

Name:	Ron Laeyendecker

Title:	Senior Vice-President

Date:	2/6/13

JANUS ASPEN SERIES

By its authorized officer,

By:	/s/ Stephanie Grauerholz

Name:	Stephanie Grauerholz

Title:	Vice President

Date:

JANUS CAPITAL MANAGEMENT LLC

By its authorized officer,

By:	/s/ Russell P. Shipman

Name:	Russell P. Shipman

Title:	Senior Vice President

Date:

SCHEDULE A

Separate Accounts & Associated Contracts

Contract	Form Number

COLI VUL Series Account 2	J355

COLI VUL Series Account 4	J500

COLI VUL Series Account 7	J350, PPVUL

FutureFunds Series Account

Maxim Series Account

SCHEDULE B

List of Portfolios

Name of Portfolio

All Portfolios of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series) excluding Janus Aspen Protected Series Portfolios.